As filed with the Securities and Exchange Commission on June 8, 2011

Securities Act File No. 333-170736

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 3	☒
(Check appropriate box or boxes)

Legg Mason Partners Equity Trust

Exact Name of Registrant as Specified in Charter:

55 Water Street New York, New York 10041

Address of Principal Executive Offices: (Number, Street, City, State, Zip Code)

1-877-721-1926

Area Code and Telephone Number:

Robert I. Frenkel

Name and Address of Agent for Service:

Legg Mason Partners Equity Trust

100 First Stamford Place

Stamford, Connecticut 06902

(Number and Street) (City) (State) (Zip Code)

With a Copy to:

Benjamin Haskin, Esq.

Willkie Farr & Gallagher LLP

1875 K Street NW

Washington, DC 20006

EXPLANATORY NOTE

The Proxy Statement/Prospectus and Statement of Additional Information, each in the form filed on January 5, 2011 pursuant to Rule 485(b) of the General Rules and Regulations under the Securities Act of 1933, as amended (File No. 333-170736), are incorporated herein by reference.

This Amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the Opinion of Willkie Farr & Gallagher LLP supporting the tax matters and consequences to shareholders discussed in the Proxy Statement/Prospectus.

PART C: OTHER INFORMATION

ITEM 15.	INDEMNIFICATION

The response to this item is incorporated herein by reference to Pre-Effective Amendment No. 1 on Form N-1A to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission (“SEC”) on December 6, 1991 (“Pre-Effective Amendment No. 1”).

The directors and officers of the Registrant and the personnel of the Registrant’s manager are insured under an errors and omissions liability insurance policy. The Registrant and its officers are also insured under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940.

Reference is hereby made to (a) paragraph 9 of the Distribution Agreement between the Registrant and LMIS, incorporated by reference herein.

ITEM 16.	EXHIBITS

Unless otherwise noted, all references are to the Registrant’s initial registration statement on Form N-1A (the “Registration Statement”) as filed with the SEC on October 21, 1991 (File Nos. 33-43446 and 811-06444).

(1)	(a)	The Registrant’s Declaration of Trust dated as of October 2, 2006 is incorporated herein by reference to Post- Effective Amendment No. 70 as filed with the SEC on April 16, 2007 (“Post-Effective Amendment No. 70”).

	(b)	Designation of Series of Shares of Beneficial Interests in the Trust effective as of February 8, 2007 is incorporated herein by reference to Post-Effective Amendment No. 70.

	(c)	Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust effective as of August 9, 2007 is incorporated herein by reference to Post-Effective Amendment No. 72 as filed with the SEC on August 24, 2007 (“Post-Effective Amendment No. 72”).

	(d)	Amended and Restated Designation of Classes effective as of August 9, 2007 is incorporated herein by reference to Post-Effective Amendment No. 72.

	(e)	Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust and Amended and Restated Designation of Classes effective as of November 8, 2007 is incorporated herein by reference to Post- Effective Amendment No. 76 as filed with the SEC on November 30, 2007 (“Post-Effective Amendment No. 76”).

	(f)	Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust effective as of February 7, 2008 is incorporated herein by reference to Post-Effective Amendment No. 87 as filed with the SEC on February 15, 2008 (“Post-Effective Amendment No. 87”).

	(g)	Amended and Restated Designation of Classes effective as of February 7, 2008 is incorporated herein by reference to Post-Effective Amendment No. 87.

	(h)	Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust effective as of May 8, 2008 is incorporated herein by reference to Post-Effective Amendment No. 109 as filed with the SEC on June 3, 2008 (“Post-Effective Amendment No. 109”).

	(i)	Amended and Restated Designation of Classes effective as of May 8, 2008 is incorporated herein by reference to Post-Effective Amendment No. 109.

	(j)	Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust effective as of June 6, 2008 is incorporated herein by reference to Post-Effective Amendment No. 110 as filed with the SEC on June 6, 2008 (“Post-Effective Amendment No. 110”).

	(k)	Amended and Restated Designation of Classes effective as of June 6, 2008 is incorporated herein by reference to Post-Effective Amendment No. 110.

	(l)	Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust effective as of January 28, 2009 is incorporated herein by reference to Post-Effective Amendment No. 133 as filed with the SEC on January 28, 2009 (“Post-Effective Amendment No. 133”).

	(m)	Amended and Restated Designation of Classes effective as of January 28, 2009 is incorporated herein by reference to Post-Effective Amendment No. 133.

	(n)	Amended and Restated Designation of Classes effective as of February 26, 2009 is incorporated herein by reference to Post-Effective Amendment No. 137 as filed with the SEC on February 27, 2009 (“Post-Effective Amendment No. 137”).

	(o)	Amended and Restated Designation of Classes effective as of February 26, 2009 is incorporated herein by reference to Post-Effective Amendment No. 146 as filed with the SEC on June 25, 2009 (“Post-Effective Amendment No. 146”).

	(p)	Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust effective as of August 5, 2009 is incorporated herein by reference to Post-Effective Amendment No. 150 as filed with the SEC on November 6, 2009 (“Post-Effective Amendment No. 150”).

	(q)	Amended and Restated Designation of Classes effective as of August 5, 2009 is incorporated herein by reference to Post-Effective Amendment No. 150.

	(r)	Amended and Restated Designation of Series of Shares of Beneficial Interest in the Trust effective as of December 7, 2009 is incorporated herein by reference to Post-Effective Amendment No. 159 as filed with the SEC on February 16, 2010 (“Post-Effective Amendment No. 159”).

	(s)	Amended and Restated Designation of Classes effective as of December 7, 2009 is incorporated herein by reference to Post-Effective Amendment No. 159.

	(t)	Amended and Restated Designation of Series of Shares of Beneficial Interest in the Trust effective as of February 4, 2010 is incorporated herein by reference to Post-Effective Amendment No. 162 as filed with the SEC on March 15, 2010 (“Post-Effective Amendment No. 162”).

	(u)	Amended and Restated Designation of Classes effective as of February 4, 2010 is incorporated herein by reference to Post-Effective Amendment No. 162.

	(v)	Amended and Restated Designation of Series of Shares of Beneficial Interest in the Trust effective as of May 6, 2010 is incorporated herein by reference to Post-Effective Amendment No. 171 as filed with the SEC on June 4, 2010 (“Post-Effective Amendment No. 171”).

	(w)	Amended and Restated Designation of Classes effective as of May 6, 2010 is incorporated herein by reference to Post-Effective Amendment No. 171.

	(x)	Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust effective as of May 6, 2010 is incorporated herein by reference to Post-Effective Amendment No. 172 as filed with the SEC on June 16, 2010 (“Post-Effective Amendment No. 172”).

	(y)	Amended and Restated Designation of Classes effective as of May 6, 2010 is incorporated herein by reference to Post-Effective Amendment No. 172.

	(z)	Amended and Restated Designation of Series of Shares of Beneficial Interest in the Trust effective as of June 15, 2010 is incorporated herein by reference to Post-Effective Amendment No. 173 as filed with the SEC on July 28, 2010 (“Post-Effective Amendment No. 173”).

	(aa)	Amended and Restated Designation of Classes effective as of June 15, 2010 is incorporated herein by reference to Post-Effective Amendment No. 173.

	(ab)	Amended and Restated Designation of Classes is incorporated herein by reference to the Registrant’s Registration Statement on Form N-14 (File No. 333-170728) as filed with the SEC on November 19, 2010.

(2)	The Registrant’s By-Laws dated October 4, 2006 are incorporated herein by reference to Post-Effective

Amendment No. 70.

(3)	Not Applicable.

(4)	Form of Agreement and Plan of Reorganization is included in Part A of the Registration Statement on Form N-14.

(5)	Not Applicable.

(6)	(a)	Form of Management Agreement between the Registrant, on behalf of Legg Mason ClearBridge Mid Cap Core Fund (formerly known as Legg Mason Partners Mid Cap Core Fund), and LMPFA is incorporated herein by reference to Post-Effective Amendment No. 78 as filed with the SEC on December 14, 2007 (“Post-Effective Amendment No. 78”).

	(b)	Form of Subadvisory Agreement between LMPFA and ClearBridge, with respect to Legg Mason ClearBridge Mid Cap Core Fund (formerly known as Legg Mason Partners Mid Cap Core Fund), is incorporated herein by reference to Post-Effective Amendment No. 78.

(7)	(a)	Form of Distribution Agreement with Citigroup Global Markets Inc. (“CGMI”) is incorporated herein by reference to Post-Effective Amendment No. 30 as filed with the SEC on August 16, 2000 (“Post-Effective Amendment No. 30”).

	(b)	Form of Distribution Agreement with PFS Distributors, Inc. is incorporated herein by reference to Post- Effective Amendment No. 30.

	(c)	Form of Amendment to the Distribution Agreement with CGMI dated as of December 1, 2005, is incorporated herein by reference to Post-Effective Amendment No. 56 as filed with the SEC on January 27, 2006 (“Post- Effective Amendment No. 56”).

	(d)	Form of Amendment of Distribution Agreement and Assumption of Duties and Responsibilities, among the Registrant, PFS Distributors, Inc. and PFS Investments, Inc. (“PFS”), dated as of December 1, 2005, is incorporated herein by reference to Post-Effective Amendment No. 56.

	(e)	Letter Agreement amending the Distribution Agreements with CGMI dated April 10, 2007, is incorporated herein by reference to Post-Effective Amendment No. 76.

	(f)	Letter Agreement amending the Distribution Agreements with PFS dated April 6, 2007, is incorporated herein by reference to Post-Effective Amendment No. 76.

	(g)	Form of Distribution Agreement with Legg Mason Investor Services, LLC (“LMIS”) is incorporated herein by reference to Post-Effective Amendment No. 128 as filed with the SEC on December 15, 2008.

(8)	(a)	Emeritus Retirement Plan relating to certain funds, established effective as of January 1, 2007, is incorporated herein by reference to Post-Effective Amendment No. 60 as filed with the SEC on December 5, 2006 (“Post- Effective Amendment No. 60”).

	(b)	Amended and Restated Trustee Retirement Plan relating to certain funds dated as of January 1, 2005 (the “General Retirement Plan”), is incorporated herein by reference to Post-Effective Amendment No. 61 as filed with the SEC on January 8, 2007 (“Post-Effective Amendment No. 61”).

	(c)	Legg Mason Investment Series (f/k/a Smith Barney Investment Series) Amended and Restated Trustees Retirement Plan dated as of January 1, 2005, is incorporated herein by reference to Post-Effective Amendment No. 61.

	(d)	Amendment to the General Retirement Plan and the Legg Mason Partners Investment Series Amended and Restated Trustees Retirement Plan is incorporated herein by reference to Post-Effective Amendment No. 61.

	(e)	Amended and Restated Emeritus Retirement Plan relating to certain funds, established effective as of January 1, 2007, is incorporated herein by reference to Post-Effective Amendment No. 61.

(9)	(a)	Custodian Services Agreement with State Street Bank and Trust Company (“State Street”), dated January 1, 2007, is incorporated herein by reference to Post-Effective Amendment No. 76.

	(b)	Letter Agreement amending the Custodian Services Agreement with State Street, dated April 9, 2007, is incorporated herein by reference to Post-Effective Amendment No. 76.

(10)	(a)	Amended Shareholder Services and Distribution Plan relating to Class A, B, C, FI, R and I Shares is incorporated herein by reference to Post-Effective Amendment No. 74 as filed with the SEC on November 1, 2007.

	(b)	Amended Shareholder Services and Distribution Plan relating to Class A, B, C, FI, R and I Shares is incorporated herein by reference to Post-Effective Amendment No. 81 as filed with the SEC on January 29, 2008.

	(c)	Amended Shareholder Services and Distribution Plan relating to Class A, B, C, FI, R, I and IS Shares dated as of February 7, 2008 is incorporated herein by reference to Post-Effective Amendment No. 86 as filed with the SEC on February 15, 2008.

	(d)	Amended Shareholder Services and Distribution Plan relating to Class A, B, C, FI, R, I and IS Shares dated as of August 7, 2008 is incorporated herein by reference to Post-Effective Amendment No. 119 as filed with the SEC on August 28, 2008.

	(e)	Amended Shareholder Services and Distribution Plan relating to Class R1 Shares dated as of February 26, 2009 is incorporated herein by reference to Post-Effective Amendment No. 137.

	(f)	Amended Shareholder Services and Distribution Plan relating to Class R1 Shares dated as of February 26, 2009 is incorporated herein by reference to Post-Effective Amendment No. 146.

	(g)	Amended Shareholder Services and Distribution Plan dated as of December 7, 2009 is incorporated herein by reference to Post-Effective Amendment No. 159.

	(h)	Amended Shareholder Services and Distribution Plan dated as of February 4, 2010 is incorporated herein by reference to Post-Effective Amendment No. 162.

	(i)	Amended Shareholder Services and Distribution Plan dated as of August 5, 2010 is incorporated herein by reference to Post-Effective Amendment No. 177 as filed with the SEC on August 31, 2010.

	(j)	Rule 18f-3(d) Multiple Class Plan of the Registrant pursuant to Rule 18f-3 is incorporated herein by reference to Post-Effective Amendment No. 76.

(11)		Opinion and consent of Venable LLP as to the legality of the securities being registered is incorporated by reference to the Registrant’s Registration Statement on Form N-14 (File No. 333-170736) as filed on November 19, 2010.

(12)		Opinion of Willkie Farr & Gallagher LLP supporting the tax matters and consequences to shareholders discussed in the Proxy Statement/Prospectus is filed herewith.

(13)	Not Applicable.

(14)	Consent of Independent Registered Public Accounting Firm is incorporated by reference to Registrant’s Registration Statement on Form N-14 (File No. 333-170736) as filed on March 7, 2011.

(15)	Not Applicable.

(16)	Powers of Attorney is incorporated by reference to the Registrant’s Registration Statement on Form N-14 (File No. 333-170736) as filed on November 19, 2010.

(17)	(a)	Form of Proxy Card is incorporated by reference to the Registrant’s Registration Statement on Form N-14 (File No. 333-170736) as filed on November 19, 2010.

(b)	Statement of Additional Information of Legg Mason ClearBridge Mid Cap Core Fund and Statement of Additional Information of Legg Mason ClearBridge Capital Fund, each dated February 26, 2010, are incorporated herein by reference to Post-Effective Amendment No. 161 as filed with the SEC on February 23, 2010.

(c)	Prospectus and Supplements of Legg Mason ClearBridge Capital Fund dated February 26, 2010 is incorporated by reference to the Registrant’s Registration Statement on Form N-14 (File No. 333-170736) as filed on November 19, 2010.

(d)	Audited Financials of the Annual Report of Legg Mason ClearBridge Mid Cap Core Fund for the year ended October 31, 2010 is incorporated by reference to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 (File No. 333-170736) as filed on January 5, 2011.

(e)	Audited Financials of the Annual Report of Legg Mason ClearBridge Capital Fund for the year ended October 31, 2010 is incorporated by reference to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 (File No. 333-170736) as filed on January 5, 2011.

(f)	Transfer Agency and Services Agreement, dated January 1, 2006, between the Registrant and BNY Mellon Investment Servicing (US) Inc. (“BNY”) (formerly PNC Global Investment Servicing (U.S.) Inc.) is incorporated herein by reference to Post-Effective Amendment No. 56.

(g)	Co-Transfer Agency and Services Agreement, dated April 1, 2009, between the Registrant and BNY is incorporated herein by reference to Post-Effective Amendment No. 147 as filed with the SEC on July 29, 2009.

(h)	Transfer Agency and Services Agreement, dated April 4, 2009, between each series of the Registrant and Boston Financial Data Services, Inc. is incorporated herein by reference to Post-Effective Amendment No. 141 as filed with the SEC on April 9, 2009.

(i)	Form of License Agreement between the Registrant and Legg Mason Properties, Inc. is incorporated herein by reference to Post-Effective Amendment No. 58 as filed with the SEC on April 28, 2006 (“Post-Effective Amendment No. 58”).

(j)	License Agreement between the Registrant and Citigroup Inc. dated December 1, 2005 is incorporated herein by reference to Post-Effective Amendment No. 58.

(k)	Letter Agreement amending the Transfer Agency and Services Agreement with BNY, dated April 9, 2007, is incorporated herein by reference to Post-Effective Amendment No. 76.

(l)	Purchase Agreement between the Registrant and Shearson Lehman Brothers Inc. is incorporated herein by reference to Pre-Effective Amendment No. 1.

(m)	Code of Ethics of Legg Mason & Co., LLC (adopted by LMPFA, LMIS and LMGAA) is incorporated herein by reference to Post-Effective Amendment No. 120 as filed with the SEC on August 28, 2008.

(n)	Code of Ethics of LMIE is incorporated herein by reference to Post-Effective Amendment No. 61.

(o)	Code of Ethics of LMIC is incorporated herein by reference to Post-Effective Amendment No. 62 as filed with the SEC on January 10, 2007.

(p)	Code of Ethics of LMCM is incorporated herein by reference to Post-Effective Amendment No. 73 as filed with the SEC on August 27, 2007.

(q)	Code of Ethics of GCIM is incorporated herein by reference to Post-Effective Amendment No. 111 as filed with the SEC on July 3, 2008.

ITEM 17. UNDERTAKINGS

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on the 8th day of June, 2011.

LEGG MASON PARTNERS EQUITY TRUST,
on behalf of Legg Mason ClearBridge Mid Cap Core Fund

By:	/s/ R. Jay Gerken
R. Jay Gerken President and Principal Executive Officer

As required by the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ R. Jay Gerken	President, Chief Executive Officer and Trustee	June 8, 2011
R. Jay Gerken	(Principal Executive Officer)

/s/ Kaprel Ozsolak	Chief Financial Officer	June 8, 2011
Kaprel Ozsolak	(Principal Financial and Accounting Officer)

Paul R. Ades*	Trustee
Paul R. Ades

Andrew L. Breech *	Trustee
Andrew L. Breech

Dwight B. Crane *	Trustee
Dwight B. Crane

Frank G. Hubbard *	Trustee
Frank G. Hubbard

Howard J. Johnson *	Trustee
Howard J. Johnson

David E. Maryatt *	Trustee
David E. Maryatt

Jerome H. Miller *	Trustee
Jerome H. Miller

Ken Miller *	Trustee
Ken Miller

John J. Murphy *	Trustee
John J. Murphy

Thomas F. Schlafly *	Trustee
Thomas F. Schlafly

Jerry A. Viscione *	Trustee
Jerry A. Viscione

*By:	/s/ R. Jay Gerken
R. Jay Gerken, as Agent

EXHIBIT INDEX

EXHIBIT NO.	EXHIBITS
(12)	Opinion of Willkie Farr & Gallagher LLP supporting the tax matters and consequences to shareholders discussed in the Proxy Statement/Prospectus